Exhibit 99.1

[Letterhead of Milacron Inc.]

Milacron Signs 5-Year, $105 Million Credit Facility; Increased Liquidity at Better Terms

CINCINNATI, OHIO, December 20, 2006...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced the signing of a five-year revolving credit facility providing up to $105 million of borrowing availability.  The new asset-based loan (ABL), provided by GE-Corporate Lending, increases Milacron’s total borrowing capacity by approximately $17 million, based on current asset levels.  The new facility, which matures in 2011, replaces the company’s current $75 million ABL, which was due to expire in 2008.

“Achieving access to greater liquidity, at more attractive terms, gives us confidence that Milacron will have the resources over the long term to remain focused on important strategic initiatives, such as new product development, expanding our presence in emerging markets and improving our worldwide customer support capabilities,” said Ross A. Anderson, senior vice president and chief financial officer.

“Providing financing solutions to support our clients throughout their business lifecycle is something we specialize in,” said Rob McMahon, managing director, GE-Corporate Lending. “We worked closely with Milacron to understand their needs and structured financing to help maximize liquidity and flexibility.”

The new ABL consists of a facility with up to $95 million of borrowing capacity, in addition to an overadvance facility with up to $10 million of borrowing capacity.  There are no performance covenants as long as the company complies with certain minimum availability thresholds.  Complete terms of the agreement are being filed with the Securities and Exchange Commission.  Lazard assisted Milacron in arranging the financing.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results.  For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

About GE-Corporate Lending

With $15 billion in assets, GE Commercial Finance - Corporate Lending is one of North America’s largest providers of asset-based, cash flow, structured finance and other complementary solutions for mid-size and large companies. From over 30 offices throughout the U.S. and Canada, Corporate Lending specializes in serving the unique needs of borrowers seeking $10 million to $1 billion and more for working capital, growth, acquisitions, project finance and turnarounds.  Visit gelending.com for more information.

About Milacron

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.